EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 26, 2012

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2012 RESULTS

	First Quarter
	2012	2011	%
Earnings Excluding Special Items [1]
$ Millions	9,450	10,650	-11
$ Per Common Share
Assuming Dilution	2.00	2.14	-7

Special Items
$ Millions	0	0

Earnings
$ Millions	9,450	10,650	-11
$ Per Common Share
Assuming Dilution	2.00	2.14	-7

Capital and Exploration
Expenditures - $ Millions	8,834	7,821	13

[1] See page 6 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“First quarter results reflect our ongoing focus on developing and delivering energy needed to support job creation and economic growth.  Despite continuing economic uncertainty, we are progressing our robust investment plans to meet the energy demands of the future.

Capital and exploration expenditures were $8.8 billion as we continue with plans to invest about $37 billion per year over the next five years.

We continued to generate strong cash flow from operations and asset sales with $21.8 billion in the quarter.

First quarter earnings of $9.5 billion were down 11% from the first quarter of 2011.

Oil-equivalent production was down over 5% from 2011.  Excluding the impact of higher prices on entitlement volumes, OPEC quota effects and divestments, production was down 1%.

The Corporation distributed more than $7 billion to shareholders in the first quarter through dividends and share purchases to reduce shares outstanding.”

FIRST QUARTER HIGHLIGHTS

•

Earnings of $9,450 million, which included gains from asset sales of about $400 million, decreased 11% or $1,200 million from the first quarter of 2011.

•

Earnings per share (assuming dilution) were $2.00, a decrease of 7%.

•

Capital and exploration expenditures were $8.8 billion, up 13% from the first quarter of 2011.

•

Oil-equivalent production decreased over 5% from the first quarter of 2011.  Excluding the impact of higher prices on entitlement volumes, OPEC quota effects and divestments, production was down 1%.

•

Cash flow from operations and asset sales was $21.8 billion, including proceeds associated with asset sales of $2.5 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.47 increased 7% compared to the first quarter of 2011.

•

ExxonMobil and Rosneft announced the signing of agreements to progress a long-term Strategic Cooperation Agreement to jointly explore for and develop oil and natural gas in Russia, and to share technology and expertise.  Additionally, Rosneft will take equity in exploration and development projects in the United States and Canada.

•

In Romania, ExxonMobil’s affiliate drilled a successful deepwater new play test on the Neptun block in the Black Sea with the Deepwater Champion drillship and has additional 3D seismic data acquisition planned to support future drilling opportunities on the block.

•

ExxonMobil participated in a successful exploration well offshore Tanzania which discovered approximately 5 trillion cubic feet of recoverable gas in a high quality reservoir. A second exploration well is planned to test another prospect on the block.

First Quarter 2012 vs. First Quarter 2011

Upstream earnings were $7,802 million, down $873 million from the first quarter of 2011.  Higher liquids and natural gas realizations increased earnings by $980 million. Lower sales volumes decreased earnings by $850 million.  All other items, primarily higher operating expenses and the absence of gains on asset sales, decreased earnings by $1.0 billion.

On an oil-equivalent basis, production decreased over 5% from the first quarter of 2011. Excluding the impact of higher prices on entitlement volumes, OPEC quota effects and divestments, production was down 1%.

Liquids production totaled 2,214 kbd (thousands of barrels per day), down 185 kbd from the first quarter of 2011.  Excluding the impact of higher prices on entitlement volumes, OPEC quota effects and divestments, liquids production was down less than 1%, as field decline was mostly offset by ramp-up of Angola and Iraq projects, and lower downtime.

First quarter natural gas production was 14,036 mcfd (millions of cubic feet per day), down 489 mcfd from 2011, mainly due to field decline and divestments.

Earnings from U.S. Upstream operations were $1,010 million, $269 million lower than the first quarter of 2011.  Non-U.S. Upstream earnings were $6,792 million, down $604 million from the prior year.

Downstream earnings of $1,586 million were up $487 million from the first quarter of 2011.  Lower margins decreased earnings $40 million.  Volume and mix effects increased earnings by $210 million, while all other items, mainly gains on asset sales, increased earnings by $320 million.  Petroleum product sales of 6,316 kbd were 49 kbd higher than last year's first quarter.

Earnings from the U.S. Downstream were $603 million, down $91 million from the first quarter of 2011.  Non-U.S. Downstream earnings of $983 million were $578 million higher than last year.

Chemical earnings of $701 million were $815 million lower than the first quarter of 2011. Weaker margins decreased earnings by $520 million.  Other items, including higher planned maintenance and the absence of favorable tax items, decreased earnings by $300 million.  First quarter prime product sales of 6,337 kt (thousands of metric tons) were 15 kt higher than last year's first quarter.

Corporate and financing expenses were $639 million, consistent with the prior year.

During the first quarter of 2012, Exxon Mobil Corporation purchased 66 million shares of its common stock for the treasury at a gross cost of $5.7 billion.  These purchases included $5 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company's benefit plans and programs.  Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the second quarter of 2012.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on April 26, 2012.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2011 Form 10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods. Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2012
(millions of dollars, unless noted)
	First Quarter
	2012	2011
Earnings / Earnings Per Share

Total revenues and other income	124,053	114,004
Total costs and other deductions	106,538	95,087
Income before income taxes	17,515	18,917
Income taxes	7,716	8,004
Net income including noncontrolling interests	9,799	10,913
Net income attributable to noncontrolling interests	349	263
Net income attributable to ExxonMobil (U.S. GAAP)	9,450	10,650

Earnings per common share (dollars)	2.00	2.14

Earnings per common share
- assuming dilution (dollars)	2.00	2.14

Other Financial Data

Dividends on common stock
Total	2,221	2,188
Per common share (dollars)	0.47	0.44

Millions of common shares outstanding
At March 31	4,676	4,926
Average - assuming dilution	4,716	4,971

ExxonMobil share of equity at March 31	157,012	151,480
ExxonMobil share of capital employed at March 31	177,137	171,235

Income taxes	7,716	8,004
Sales-based taxes	8,493	7,916
All other taxes	11,203	10,316
Total taxes	27,412	26,236

ExxonMobil share of income taxes of
equity companies	1,705	1,513

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2012
(millions of dollars)
	First Quarter
	2012	2011
Earnings (U.S. GAAP)
Upstream
United States	1,010	1,279
Non-U.S.	6,792	7,396
Downstream
United States	603	694
Non-U.S.	983	405
Chemical
United States	433	669
Non-U.S.	268	847
Corporate and financing	(639)	(640)
Net income attributable to ExxonMobil	9,450	10,650
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	0
Chemical
United States	0	0
Non-U.S.	0	0
Corporate and financing	0	0
Corporate total	0	0
Earnings Excluding Special Items
Upstream
United States	1,010	1,279
Non-U.S.	6,792	7,396
Downstream
United States	603	694
Non-U.S.	983	405
Chemical
United States	433	669
Non-U.S.	268	847
Corporate and financing	(639)	(640)
Corporate total	9,450	10,650
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	19.3	16.9
Proceeds associated with asset sales	2.5	1.3
Cash flow from operations and asset sales	21.8	18.2

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2012

	First Quarter
	2012	2011
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	426	428
Canada/South America	248	262
Europe	228	306
Africa	464	561
Asia	802	792
Australia/Oceania	46	50
Worldwide	2,214	2,399

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,932	3,904
Canada/South America	377	468
Europe	4,447	4,783
Africa	12	6
Asia	5,011	5,089
Australia/Oceania	257	275
Worldwide	14,036	14,525

Oil-equivalent production (koebd) [1]	4,553	4,820

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2012

	First Quarter
	2012	2011
Refinery throughput (kbd)
United States	1,825	1,771
Canada	438	452
Europe	1,481	1,446
Asia Pacific	1,296	1,223
Other	290	288
Worldwide	5,330	5,180

Petroleum product sales (kbd)
United States	2,473	2,475
Canada	423	447
Europe	1,564	1,533
Asia Pacific	1,232	1,218
Other	624	594
Worldwide	6,316	6,267

Gasolines, naphthas	2,522	2,470
Heating oils, kerosene, diesel	2,096	2,034
Aviation fuels	458	464
Heavy fuels	505	555
Specialty products	735	744
Worldwide	6,316	6,267

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,365	2,275
Non-U.S.	3,972	4,047
Worldwide	6,337	6,322

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2012
(millions of dollars)

	First Quarter
	2012	2011
Capital and Exploration Expenditures
Upstream
United States	2,422	2,080
Non-U.S.	5,657	4,820
Total	8,079	6,900
Downstream
United States	110	117
Non-U.S.	329	333
Total	439	450
Chemical
United States	74	56
Non-U.S.	239	393
Total	313	449

Other	3	22

Worldwide	8,834	7,821

Exploration expenses charged to income
included above
Consolidated affiliates
United States	103	63
Non-U.S.	417	270
Equity companies - ExxonMobil share
United States	1	1
Non-U.S.	6	1
Worldwide	527	335

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.